EXHIBIT 11

                         HVIDE MARINE INCORPORATED

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                    1994       1995       1996
                                                                                 ---------   --------   --------
                                                                                          (IN THOUSANDS)
Income (loss) before extraordinary item and
   cumulative effect...........................................................  $     358   $   (360)  $  6,033
Less:  Class A Preferred Stock cash dividends..................................        222         --         --
                                                                                 ---------   --------   --------
Adjusted income (loss) applicable to common
   shares-- primary............................................................        136       (360)     6,033
Plus:  Interest on Junior Note net of income tax effect........................        192        807        515
                                                                                 ---------   --------   --------
Adjusted income applicable to common shares -- fully
   diluted.....................................................................  $     328   $    447   $  6,548
                                                                                 =========   ========   ========

Weighted average shares outstanding............................................      1,962      2,535      5,672
   If-converted dilutive effect of Convertible Class B
     Preferred Stock...........................................................      3,340         --         --
   Dilutive effect of outstanding stock options................................         --         --        146
                                                                                 ---------   --------   --------
Common shares used in earnings (loss) per share
   calculation-- primary.......................................................      5,302      2,535      5,818
If-converted dilutive effect of Junior Note....................................        314      1,244        681
Incremental dilutive effect of outstanding stock
   options.....................................................................         --         --        146
                                                                                 ---------   --------   --------
Common shares used in earnings per share
   calculation-- fully diluted.................................................      5,616      3,779      6,645
                                                                                 =========   ========   ========